    As filed with the Securities and Exchange Commission on January 8, 2001

                                                   Registration No. 333-________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                        _____________________________

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        _____________________________

                              DTVN HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                                        76-0404904
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

    635 West Campbell Road, Suite 130                             75080
          Richardson, Texas                                     (Zip Code)
 (Address of principal executive offices)


                  2000 STOCK OPTION AND RESTRICTED STOCK PLAN
                           (Full title of the plan)

                                HUGH D. SIMPSON
                     President and Chief Executive Officer
                              DTVN Holdings, Inc.
                       635 West Campbell Road, Suite 130
                           Richardson, Texas  75080
                                (972) 783-0284
                    (Name, address, and telephone number,
                  including area code, of agent for service)

                                with a copy to:

                                  ALAN HARVEY
                               Baker & McKenzie
                       1301 McKinney Street, Suite 3300
                             Houston, Texas  77010
                                (713) 427-5000
                        _____________________________

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
 Title of Each Class of       Amount to be     Proposed Maximum      Proposed Maximum     Amount of
   Securities to be          Registered (1)   Offering Price Per    Aggregate Offering   Registration
    Registered (1)                               Security (2)           Price (2)           Fee
-------------------------------------------------------------------------------------------------------
Common Stock, $.001 par        7,000,000           $0.5625              $3,937,500         $984.38
 value per share                 Shares
=======================================================================================================

(1) These shares represent shares of common stock of DTVN Holdings, Inc. (the "Company"), $.001 par value per share (the "Common Stock"), which have come available for issuance under the Company's 2000 Stock Option and Restricted Stock Plan (the "Plan"). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock on January 4, 2001, as reported on the OTC Bulletin Board.

                                    PART II

              INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by DTVN Holdings, Inc. ("the Company"), are incorporated herein by reference and made a part hereof:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

        (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

        (c) The Company's Current Reports on Form 8-K filed with the Commission on February 2, 2000, May 24, 2000, June 19, 2000, October 10, 2000,
             and December 21, 2000, and the Company's Current Report on Form 8-K/A filed with the Commission on August 16, 2000; and

        (d) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A, dated July 13, 1993, including any amendment filed for the purpose of updating this description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

Exculpation

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful payment of dividends, or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

        Article VIII (A) of the Company's Certificate of Incorporation, as amended, provides that to the full extent that the Delaware General Corporation Law permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of such Article VIII (A) will not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Indemnification

        Section 145 of the Delaware General Corporation Law permits a corporation to, under certain circumstances, indemnify any director, officer, employee, or agent of a corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation. A corporation may thus indemnify the person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in the suit or proceeding.

        Article VIII (B) of the Company's Certificate of Incorporation requires indemnification of directors and officers to the full extent permitted under the Delaware General Corporation Law. Subject to any restrictions imposed by the Delaware General Corporation Law, Article VIII of the Company's Bylaws provide a right to indemnification for all expense, liability and loss (including attorneys' fees) actually and reasonably incurred by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or that, being or having been such a director or officer of the Company, such person is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. The Company's Bylaws also provide that the Company may, by action of its Board of Directors, provide indemnification to its employees or agents with the same scope and effect as the foregoing indemnification of directors and officers.

        In conjunction with the indemnification provisions of the Company's Certificate of Incorporation and its Bylaws, the Company plans to enter into indemnification agreements with its directors and officers.

        Section 8.3 of the Company's Bylaws permits the Company to purchase insurance coverage for officers, directors, employees and agents for liability arising out of such status, whether or not the Company would have the power to indemnify them.

        The Company has purchased a liability insurance policy covering directors and officers of the Company.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

         4.1  2000 Stock Option and Restricted Stock Plan

         5.1  Opinion of Baker & McKenzie

        23.1  Consent of Baker & McKenzie (included in Exhibit 5.1)

        23.2  Consent of KPMG LLP

        23.3  Consent of Hein + Associates LLP

        23.4  Consent of Arthur Andersen LLP

Item 9. Undertakings

        (a)  The Company hereby undertakes that it will:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) Include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on January 8, 2001.


                                 DTVN HOLDINGS, INC.


                                 By: /s/ Hugh D. Simpson
                                     -------------------------------------------
                                 Name:  HUGH D. SIMPSON
                                 Title: President, Chief Executive Officer, and
                                        Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                          Title                           Date
       ----                          -----                           ----
                            President, Chief Executive Officer
                            and Chairman of the Board
/s/ Hugh D. Simpson         (principal executive officer)        January 8, 2001
------------------------
Hugh D. Simpson

                            Chief Financial Officer and
                            Director (principal financial and    January 8, 2001
/s/ Marcia C. Kennedy       accounting officer)
------------------------
Marcia C. Kennedy

/s/ Amar Budarapu           Director                             January 8, 2001
------------------------
Amar Budarapu

/s/ Robert E. Conn          Director                             January 8, 2001
------------------------
Robert E. Conn

/s/ David G. Olson          Director                             January 8, 2001
------------------------
David G. Olson

/s/ G. Edward Powell        Director                             January 8, 2001
------------------------
G. Edward Powell

/s/ Robert A. Veschi        Director                             January 8, 2001
------------------------
Robert A. Veschi

                                 EXHIBIT INDEX



Exhibit
Number    Description
------    -----------

   4.1    2000 Stock Option and Restricted Stock Plan

   5.1    Opinion of Baker & McKenzie

  23.1    Consent of Baker & McKenzie (included in Exhibit 5.1)

  23.2    Consent of KPMG LLP

  23.3    Consent of Hein + Associates LLP

  23.4    Consent of Arthur Andersen LLP